UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(D)
of the Securities Exchange Act of 1934

February 24, 2016
Date of report (Date of earliest event reported)

Agile Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36464	23-2936302
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Poor Farm Road Princeton, New Jersey (Address of principal executive offices)	08540 (Zip Code)

Registrant’s telephone number, including area code (609) 683-1880

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

                On February 24, 2016, the Board of Directors (the “Board”) of Agile Therapeutics, Inc. (the “Company”), appointed Ajit S. Shetty, Ph.D., as a director and as a member of the Board’s Science and Technology and Nominating and Corporate Governance Committees.  Dr. Shetty will serve as a Class III member of the Board.  The terms of Class III directors expire at the 2017 Annual Meeting of Shareholders.

                Dr. Shetty spent 36 years at Johnson & Johnson (“J&J”) in a wide range of global roles.  From 2007 to 2012, he served as Corporate Vice President Enterprise Supply Chain reporting to the CEO and was responsible for the transformation and optimization of J&J’s supply chain.  Dr. Shetty served as Managing Director of Janssen Pharmaceutica, Belgium from 1999 to 2008, and was part of the management team that grew the Janssen Group of Companies from $1 billion to $8 billion in global sales.  Dr. Shetty held the position of Executive Vice President Finance from 1991 to 1999. As President of Janssen Pharmaceutica, U.S. from 1984 to 1990, Dr. Shetty was responsible for in-licensing Durogesic, the first transdermal pain medication, which became the fourth largest J&J product in 2008, with sales reaching $2 billion.  In recognition of his unique services as a business leader, Dr. Shetty was awarded the Right Honourable Sir and Title of Baron by King Albert II of Belgium in 2008 and the Life-Time Achievement Award by India in 2010.  He was elected “Manager of the Year 2004” by the magazine Trends and Kanaal Z.  Dr. Shetty serves as a Trustee of Carnegie Mellon University and has served on the corporate Advisory Board of Johns Hopkins Carey School of Business, the Board of Governors for GS1 (Global Standards), the Board of MCB Forum as Chairman, and the Supervisory Board of Cilag GMBH in Switzerland.  He earned a Ph.D. in Metallurgy and B.A. Natural Sciences from Trinity College, Cambridge University and a Master of Business Administration from Carnegie Mellon University.

                Dr. Shetty will receive the standard compensation amounts payable to non-employee directors of the Company, as described in the Company’s proxy statement for the 2015 annual meeting of stockholders.  His annual cash retainer will be pro-rated for 2016 to reflect his expected term of service during the calendar year. Also pursuant to these arrangements, on February 24, 2016, Dr. Shetty received an initial grant of an option to purchase 21,000 shares of the Company’s common stock with an exercise price equal to the closing price of the Company’s common stock on the date of grant. The option vests in three equal annual installments beginning on February 24, 2017, subject to the his continued service on the Company’s Board through each vesting date and provided that he attends at least 75% of the Board meetings held during each respective year of Board service.

                Dr. Shetty and the Company will also enter into an indemnification agreement requiring the Company to indemnify him to the fullest extent permitted under Delaware law with respect to his service as a director.  The indemnification agreement will be in the form entered into with the Company’s other directors and executive officers, which was previously filed with the Company’s Registration Statement on Form S-1 in connection with its initial public offering in May 2014.

                There is no arrangement or understanding between Dr. Shetty and any other person pursuant to which Dr. Shetty was appointed as a director.  The Board has determined that Dr.

Shetty is an independent director in accordance with applicable rules of the Securities and Exchange Commission and the Nasdaq Stock Market.

Also on February 24, 2016, Andrew Schiff, M.D., a director of the Company, notified the Company’s Board that he was resigning from the Board, effective immediately, so that he may devote his full time efforts to his other commitments.  The Company notes that Dr. Schiff’s resignation was not the result of any disagreement with the Company relating to the Company’s operations, policies or practices.  The Company and the Board wish to thank Dr. Schiff for his dedication and service to the Company.

In connection with Dr. Shetty’s appointment and Dr. Schiff’s resignation, the Company’s Board of Directors appointed John Hubbard, Ph.D., FCP, a current director of the Company, to serve as a member of the Board’s Audit Committee in place of Dr. Schiff, and replaced Dr. Hubbard on the Board’s Nominating and Corporate Governance Committee with Dr. Shetty.

Item 7.01 Regulation FD Disclosure

On February 24, 2016, the Company issued a press release announcing that Dr. Ajit S. Shetty, Ph.D., had been appointed to the Company’s Board and that Dr. Andrew Schiff, M.D., was stepping down from the Company’s Board.  The Company is furnishing a copy of the press release, which is attached hereto as Exhibit 99.1.

In accordance with General Instructions B.2 and B.6 of Form 8-K, the information included in Item 7.01 of this Current Report on Form 8-K (including Exhibit 99.1 attached hereto), shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing made by the Company under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.     Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number	Description
99.1	Agile Therapeutics, Inc. Press Release dated February 24, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Agile Therapeutics, Inc.

Dated: February 24, 2016	By:	/s/ Alfred Altomari
Name: Alfred Altomari
Title: President and Chief Executive Officer